Exhibit 99.1

Investor Contact:	Press Contact:
Aaron Kless, Investor Relations	Brian Beades
212.810.3766	212.810.5596

BlackRock Capital Investment Corporation Declares Regular Quarterly Distribution of

$0.21 per Share, Announces September 30, 2015 Quarterly Financial Results

New York, November 4, 2015 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BlackRock Capital Investment” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors has declared a quarterly distribution of $0.21 per share, payable on January 7, 2016 to stockholders of record as of December 24, 2015.

“BlackRock Capital Investment Corporation’s third quarter 2015 results reflected execution on our strategic initiatives and ongoing commitment to creating value for our client-shareholders. During the period, we grew total investment income sequentially by 3.6% to $33.9 million and net investment income, as adjusted, by 5.5% to $17.7 million, or $0.24 per share, covering our distribution by over 113%. These operating results, coupled with over $6 million of share repurchases, increased NAV by $0.10 per share to $10.66. Net new investments were $69.7 million as prepayments of income earning assets remained muted. Importantly, we are positioned for market volatility and poised to patiently continue to grow net investment income given our low net leverage at 0.45x and reduced portfolio risk resulting from our decision to monetize the majority of our equity investments during the second quarter,” commented Steven F. Sterling, Chairman and CEO of BlackRock Capital Investment Corporation.

“We continue to invest in the team, improve operating efficiency and enhance our investment process through leveraging the BlackRock platform. We are pleased to welcome Michael Zugay as Head of Investments for BlackRock’s US Private Capital group. Michael brings proven investment experience, deep relationships and commercial insight in the middle market that will be instrumental to our investing activities and implementing our core business strategies. Additionally, we streamlined our finance group to capture value created from being fully integrated on to the BlackRock platform, saving our client-shareholders over $1.6 million annually, or approximately $0.02 per share, of which approximately $150,000 was realized in the third quarter. Finally, we continue to make progress in leveraging the BlackRock platform through sourcing and investment information and insights that strengthen our investment process.

“Excluding fee income, our run rate net investment income per share, as adjusted, exceeds our stated distribution of $0.21 per share with 110% coverage. As noted, our 0.45x quarter-end net leverage affords us continued flexibility to patiently deploy client-shareholder capital. The earnings power of our investment portfolio and low leverage leave us well-positioned for the remainder of 2015 and into 2016. We believe our focus on net investment income growth and investment quality provides the foundation for improving return on equity and confident cash distributions to our client-shareholders, while we remain disciplined in our investment process, proactive in managing underperforming situations and prudent in regards to portfolio construction and financial leverage.”

Financial Highlights

	Q3 2015		Q2 2015		Q3 2014
($’s in millions)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share
Net investment income	$23.8	$0.32	$18.2	$0.24	$19.3	$0.26
Basic earnings per share (“EPS”)	$21.7	$0.29	$14.7	$0.20	$29.0	$0.39
Net realized and unrealized (losses)/gains	$(2.1)	$(0.03)	$(3.5)	$(0.05)	$9.6	$0.13
Distributions declared	$15.7	$0.21	$15.7	$0.21	$15.7	$0.21

Net investment income, as adjusted[1]	$17.7	$0.24	$16.8	$0.23	$17.3	$0.23
Basic EPS, as adjusted[1]	$15.7	$0.21	$13.3	$0.18	$26.9	$0.36

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.

($’s in millions)	As of September 30, 2015	As of June 30, 2015	As of December 31, 2014	As of September 30, 2014
Total assets	$1,196.5	$1,174.3	$1,302.1	$1,150.8
Investment portfolio, at fair value	$1,149.8	$1,085.1	$1,257.7	$1,053.8
Debt outstanding	$376.4	$304.3	$448.2	$360.2
Total net assets	$790.7	$789.8	$782.0	$743.2
Net asset value per share	$10.66	$10.56	$10.49	$9.97
Net leverage ratio[2]	0.45x	0.33x	0.55x	0.39x

Business Highlights

•	We provided a $32.5 million, 9.50% floating rate (100 basis point LIBOR floor) second lien term loan to Recorded Books Inc., the largest independent publisher of unabridged audiobooks and a leading provider of digital content, plus a 2.75% structuring fee, or $0.9 million. BlackRock Capital Investment Corporation directly originated this investment and is the sole investor in the tranche.

•	We repurchased a total of 691,423 shares of our common stock on the open market for $6.1 million, including brokerage commissions, at an average price of $8.84 per share. These repurchases represent nearly one-third of our total share repurchase activity since inception, on a dollar basis. The Company currently holds the shares it repurchased in treasury.

•	As a result of the completion of our integration into BlackRock, we streamlined our finance group, rationalized headcount and implemented additional cost savings which will save our client-shareholders over $1.6 million annually, or approximately $0.02 per share, of which approximately $150,000 was recognized in the third quarter.

•	We welcomed Michael Zugay as Head of Investments for BlackRock’s US Private Capital group who brings proven investment experience, deep relationships and commercial insight in the middle market that will be instrumental to our investing activities and implementing our core business strategies.

•	We completed our first quarter-end with Donna Milia as our Interim Chief Financial Officer and Treasurer, a seamless and value accretive transition.

Portfolio and Investment Activity*

($’s in millions)

	Three months ended September 30, 2015	Three months ended June 30, 2015	Three months ended September 30, 2014
Commitments	$76.9	$90.3	$142.6
Investment exits	$10.7	$238.3	$117.3
Number of portfolio company investments at the end of period	43	42	42
Weighted average yield of debt and income producing equity securities, at cost	11.5%	11.5%	11.8%
% of Portfolio invested in Secured debt, at fair market value	72%	71%	66%
% of Portfolio invested in Unsecured debt, at fair market value	18%	19%	15%
% of Portfolio invested in Equity, at fair market value	10%	10%	19%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$33.5	$32.4	$28.1

*	Balance sheet amounts above are as of period end

•	We invested $76.9 million during the quarter, while sales, repayments and other exits of investments were at a more than four year low at $10.7 million, resulting in $66.1 million of net new invested capital. Excluding proceeds from non-income producing securities, net new invested capital was $69.7 million in the third quarter.

•	The portion of our portfolio invested in equity securities remained at 10%, the lowest level in over five years, despite $8.6 million of continued appreciation in our equity book during the quarter. Our portfolio composition of secured debt increased to 72%, as compared to 71% in the second quarter. Unsecured debt decreased 1% to 18% during the quarter as a result of the increase in the size of our overall portfolio from net investment activity. Total portfolio yield declined 30 basis points over the last twelve months, which was anticipated as we shifted the composition of our portfolio into slightly lower yielding more senior loans as we monetized equities.

[2]	Calculated less available cash and receivable for investments sold, plus payable for investments purchased.

•	We have no investments on non-accrual, our average investment rating was 1.24, and our net asset value per share for each quarter of 2015 is at the highest level in seven years.

•	Net unrealized depreciation increased $4.7 million during the current quarter, bringing total balance sheet unrealized depreciation to $6.5 million. Gross unrealized depreciation of $15.1 million was partially offset by $10.1 million of gross unrealized appreciation, over 99% of which was in equity securities.

•	At September 30, 2015, our largest portfolio investment, Gordon Brothers Finance Company (“GBFC”), was $111.3 million at fair value, comprised of $81.2 million of unsecured debt and $30.1 million of preferred and common equity. At quarter end, GBFC had total assets of $324.8 million, and $168.6 million of senior debt. Total investment income for the three and nine months ended September 30, 2015 was $7.8 million and $20.5 million, respectively. Total senior debt against $147.1 million of partner capital resulted in 1.15x leverage at quarter end.

•	Fee income earned on capital structuring, commitment, administration and amendments during the current quarter totaled $1.9 million, relatively unchanged from the $1.9 million earned last quarter. Excluding fee income, our investment income of $32.0 million reflected a 13% increase year over year and a 4% increase over the prior quarter.

•	There was a $4.2 million reversal to the accrual for incentive management fees based on gains during the current quarter. A hypothetical liquidation is performed each quarter end resulting in an additional accrual if the amount is positive or a reversal to the existing accrual if the amount is negative, however, the resulting fee accrual is not due and payable until June 30, if at all. With respect to $28.2 million accrued for incentive management fees based on gains as of the measurement period ending June 30, 2015, $24.0 million was earned and payable, thus resulting in a $4.2 million reversal before consideration of current measurement period activity. Taken in conjunction with $2.1 million of net realized and unrealized loss for the twelve month measurement period beginning July 1, 2015, we currently have no balance accrued for incentive management fees based on gains as of September 30, 2015. Furthermore, while no incentive management fees based on income were earned and payable during the quarter, pro-forma incentive management fees earned were $1.8 million, had they been accrued ratably throughout the year.

•	Comparing full year 2014 to the nine months ended September 30, 2015, our weighted average cost of debt decreased eight basis points to 5.14%. Our average debt outstanding increased from $410.0 million to $416.2 million over the same period.

•	For the quarter, our net investment income, as adjusted, was $17.7 million, or $0.24 per share. Relative to distributions declared of $0.21 per share, our net investment income dividend coverage was 113% for the quarter. Realized gains during the quarter provided another $0.03 per share of earnings with no accompanying distribution requirement, resulting in $0.27 per share of combined net investment income and realized gains. We continue to redeploy any proceeds from equity exits into income producing assets. As of quarter end, our run rate net investment income, as adjusted, excluding any fee income, is approximately $17.2 million, or $0.23 per share, resulting in expected net investment income dividend coverage of 110%.

•	Tax characteristics of all 2014 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2014 tax distributions of $0.94 per share were comprised of ordinary income of $0.68 per share and a $0.26 per share return of capital, bringing our return of capital distributions since inception to $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2014. For more information on our GAAP distributions, please refer to the Section 19 Notice that may be posted within the Distribution History section of our website.

Liquidity and Capital Resources

•	At September 30, 2015, we had total liquidity of $335.0 million, consisting of $7.2 million in cash and cash equivalents and $327.8 million of availability under our amended and restated revolving credit facility, subject to leverage and borrowing base restrictions. We had $376.4 million in debt outstanding under our credit facility, which matures in March 2019. Although there can be no assurances, it is our current intention to refinance our $158 million 6.5% notes in January 2016 under our revolving credit facility. Pro forma for the refinancing of the notes, approximately 35% of our debt capital would be fixed rate, as compared to 27% of our investment portfolio in fixed rate instruments.

•	Our net leverage, adjusted for available cash, receivables for investments sold and payables for investments purchased, stood at 0.45x at quarter end, and our 308% asset coverage ratio provides us with available debt capacity under our asset coverage requirements of $410.6 million. Relative to our $1.1 billion investment portfolio at fair value at September 30, 2015, we continue to have sufficient debt capacity to deploy in attractive investment opportunities. Further, as of quarter-end, over 93% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a Business Development Company.

•	On July 28, 2015, our Board amended our share repurchase program by increasing the amount of remaining shares authorized to be repurchased to a total of 4,000,000 shares, until the earlier of June 30, 2016 or such time that all of the authorized shares have been repurchased. During the nine months ended September 30, 2015 and 2014, we purchased a total of 691,423 and 210,248 shares, respectively, of our common stock on the open market for $6,113,290 and $1,779,619, respectively, including brokerage commissions. Since inception of our share repurchase program through September 30, 2015, we have purchased 2,450,038 shares of our common stock on the open market for $18.4 million, including brokerage commissions. At September 30, 2015, the total amount of remaining shares authorized for repurchase was 3,308,577.

Conference Call

BlackRock Capital Investment will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, November 5, 2015 to discuss its third quarter 2015 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Conference Call (ID Number 37692003). A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, November 5, 2015 and ending at midnight on Thursday, November 12, 2015. To access the replay of the teleconference, callers from the United States should dial (855) 859-2056 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 37692003.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment’s website within the presentations section of the investor relations page (http://www.blackrockbkcc.com/InvestorRelations/Presentations/index.htm).

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	September 30, 2015	December 31, 2014
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $868,285,651 and $813,962,545)	$856,536,211	$832,237,704
Non-controlled, affiliated investments (cost of $61,390,303 and $91,936,084)	63,352,035	211,155,607
Controlled investments (cost of $224,756,123 and $228,402,329)	229,907,396	214,323,427

Total investments at fair value (cost of $1,154,432,077 and $1,134,300,958)	1,149,795,642	1,257,716,738
Cash and cash equivalents	7,244,836	10,326,174
Receivable for investments sold	12,642,539	10,360,202
Interest receivable	18,241,333	13,419,032
Prepaid expenses and other assets	8,579,231	10,233,677

Total Assets	$1,196,503,581	$1,302,055,823

Liabilities
Payable for investments purchased	$2,015,722	$—
Debt	376,411,830	448,227,689
Interest payable	3,301,859	7,918,429
Distributions payable	15,661,359	15,655,007
Base management fees payable	5,784,734	5,749,219
Incentive management fees payable	—	37,507,592
Accrued administrative services	—	241,500
Other accrued expenses and payables	2,656,576	4,797,219

Total Liabilities	405,832,080	520,096,655

Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 76,634,774 and 76,306,237 issued and 74,184,736 and 74,547,622 outstanding	76,635	76,306
Paid-in capital in excess of par	882,709,269	879,959,915
Distributions in excess of taxable net investment income	(6,064,799)	(15,675,925)
Accumulated net realized loss	(61,182,670)	(190,427,433)
Net unrealized appreciation (depreciation)	(6,469,659)	120,310,290
Treasury stock at cost, 2,450,038 and 1,758,615 shares held	(18,397,275)	(12,283,985)

Total Net Assets	790,671,501	781,959,168

Total Liabilities and Net Assets	$1,196,503,581	$1,302,055,823

Net Asset Value Per Share	$10.66	$10.49

BlackRock Capital Investment Corporation Consolidated Statements of Operations (Unaudited)	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
Investment Income:
Interest income:
Non-controlled, non-affiliated investments	$24,580,626	$23,400,184	$71,305,161	$70,712,028
Non-controlled, affiliated investments	1,403,530	1,223,632	4,425,767	3,433,189
Controlled investments	4,424,566	3,075,657	13,756,072	8,955,752

Total interest income	30,408,722	27,699,473	89,487,000	83,100,969
Fee income:
Non-controlled, non-affiliated investments	1,767,491	4,821,002	3,731,024	11,418,307
Non-controlled, affiliated investments	—	—	—	—
Controlled investments	127,350	25,000	303,033	225,000

Total fee income	1,894,841	4,846,002	4,034,057	11,643,307

Dividend income:
Non-controlled, non-affiliated investments	416,294	37,366	818,041	109,224
Non-controlled, affiliated investments	411,647	579,827	1,221,488	1,637,805
Controlled investments	808,524	—	2,066,515	—

Total dividend income	1,636,465	617,193	4,106,044	1,747,029

Total investment income	33,940,028	33,162,668	97,627,101	96,491,305

Expenses:
Base management fees	5,784,734	5,621,443	18,691,632	17,892,011
Interest and credit facility fees	5,281,984	5,283,546	16,828,363	16,899,287
Incentive management fees	(4,224,731)	593,837	(3,189,459)	7,022,626
Professional fees	585,752	450,052	1,725,404	1,550,416
Amortization of debt issuance costs	524,765	524,766	1,557,184	1,588,436
Investment advisor expenses	309,730	190,964	714,343	532,238
Administrative services	277,893	492,840	1,394,644	1,547,967
Director fees	187,000	194,500	523,500	531,000
Other	1,417,751	478,262	2,724,856	2,069,346

Total expenses	10,144,878	13,830,210	40,970,467	49,633,327

Net Investment Income	23,795,150	19,332,458	56,656,634	46,857,978

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	2,585,808	26,856	26,448,361	34,419,907
Non-controlled, affiliated investments	—	423,373	121,381,408	423,373
Controlled investments	—	—	(18,585,006)	48,430,920

Net realized gain (loss)	2,585,808	450,229	129,244,763	83,274,200

Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	(10,758,801)	4,031,126	(27,727,694)	(19,267,935)
Non-controlled, affiliated investments	(398,513)	17,734,541	(117,257,791)	31,993,493
Controlled investments	6,985,460	(12,201,674)	19,230,175	(59,694,912)
Foreign currency translation	(481,276)	(377,158)	(1,024,639)	(409,733)

Net change in unrealized appreciation or depreciation	(4,653,130)	9,186,835	(126,779,949)	(47,379,087)

Net realized and unrealized gain (loss)	(2,067,322)	9,637,064	2,464,814	35,895,113)

Net Increase in Net Assets Resulting from Operations	$21,727,828	$28,969,522	$59,121,448	$82,753,091

Net Investment Income Per Share
Basic	$0.32	$0.26	$0.76	$0.63

Diluted	$0.30	$0.25	$0.73	$0.61

Earnings Per Share
Basic	$0.29	$0.39	$0.79	$1.11

Diluted	$0.28	$0.36	$0.76	$1.04

Weighted-Average Shares Outstanding
Basic	74,670,477	74,556,389	74,702,748	74,536,270

Diluted	84,567,205	84,453,116	84,599,475	84,432,998

Distributions Declared Per Share	$0.21	$0.21	$0.63	$0.68

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive management fees based on income as it becomes legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter is based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the current fiscal quarter. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters has caused the Company’s incentive management fee expense to become, and currently is expected to be, concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period, with the formula applied to the current quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. Similarly, the Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. For a more detailed description of the Company’s incentive management fee, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 on file with the Securities and Exchange Commission (“SEC”).

Computations for the periods below are derived from the Company’s financial statements as follows:

	Three months ended September 30, 2015	Three months ended September 30, 2014	Nine months ended September 30, 2015	Nine months ended September 30, 2014
GAAP Basis:
Net Investment Income	$23,795,150	$19,332,458	$56,656,634	$46,857,978
Net Investment Income per share	0.32	0.26	0.76	0.63
Addback: GAAP incentive management fee expense based on Gains	(4,224,731)	593,837	(3,200,520)	7,022,626
Addback: GAAP incentive management fee expense based on Income	—	—	11,061	—
Pre-Incentive Fee[3]:
Net Investment Income	$19,570,419	$19,926,295	$53,467,175	$53,880,604
Net Investment Income per share	0.26	0.27	0.72	0.72
Less: Incremental incentive management fee expense based on Income	1,821,960	2,613,638	3,180,456	5,467,636
As Adjusted[4]:
Net Investment Income	$17,748,459	$17,312,657	$50,286,719	$48,412,968
Net Investment Income per share	0.24	0.23	0.67	0.65

[3]	Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

[4]	As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. The incremental incentive management fee is calculated based on the current quarter’s incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. Amounts reflect the Company’s ongoing operating results and reflect the Company’s financial performance over time.

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company’s investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) fluctuations in foreign currency exchange rates; and (15) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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